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                                                                  EXHIBIT 10.16

                                October 30, 1995



The Board of Directors of
 National Gaming Companies, Inc.
9855 West 78th Street
Suite 220
Eden Prairie, Minnesota  55344

   RE: LOAN AND RELATED WARRANT GRANT AND STOCK PURCHASE

Gentlemen:

     This letter is to confirm that as of the above date National Gaming Companies, Inc. (the "Company") borrowed Five Hundred Thousand Dollars ($500,000.00) from me (the "Loan"), which Loan is evidenced by a promissory note issued by the Company to me in such amount, which bears interest at the rate of 15% per annum for the first six months after the date of such note and 20% per annum thereafter. The Loan is secured by deeds of trust in six parcels of real estate owned by the Company in Cripple Creek, Colorado. In consideration of the Loan, the Company issued me a warrant to purchase in the aggregate 270,000 shares of the Company's common stock ("Common Stock") at a purchase price of $.50 per share. This letter will also confirm that concurrent with the Loan, I have purchased an aggregate of 500,000 shares of Common Stock (the "Shares") from the Company for $80,000. This letter will further confirm that on January 17, 1996, I loaned the Company an additional $45,000 on the same terms and conditions as the $500,000 loan, and, in consideration therefor, was issued a warrant to purchase 27,000 Shares exercisable at $.50 per share.

     I acknowledge that I (i) acquired the Shares for investment purposes and not with a view toward distribution, (ii) understand that any sale or transfer of the Shares shall be restricted and that a legend may be placed on the certificates representing the Shares consistent with the above investment representation. I further acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or Minnesota securities laws, and that the Company does not intend to register, and is under no obligation to register, the Shares. I also acknowledge that I may have to hold the Shares for an indefinite period of time. Finally, I acknowledge that I have been given information concerning the business and financial conditions of the Company and that I am familiar with its business, financial condition and prospects. I have been given access to such corporate and financial information, have had the opportunity to discuss my investment in the Shares with officers or founders of the Company, and do not require any further information from the Company.

     It is agreed that I will have rights with respect to the registration of the Shares under the Act, and under state securities laws, at the expense of the Company, comparable with, but subordinate to, the rights granted to the underwriters of the Company's initial public offering.

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The Board of Directors of National
Gaming Companies, Inc.
October 31, 1995
Page 2


                               Very truly yours,

                               /s/ Craig H. Forsman

                               Craig H. Forsman


Agreed:
National Gaming Companies, Inc.



/s/ Stephen W. Sherf
-------------------------
By:  Stephen W. Sherf
 Its:  Chief Financial Officer